Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-237365) of Vivint Smart Home, Inc.,
(2) Registration Statement (Form S-8 No. 333-233911) of Vivint Smart Home, Inc., and
(3) Registration Statement (Form S-3 No. 333-252648) of Vivint Smart Home, Inc.;

of our report dated February 26, 2021 (except Note 2, as to which the date is May 11, 2021), with respect to the consolidated financial statements of Vivint Smart Home, Inc., and of our report dated February 26, 2021 (except as to the third paragraph as to which the date is May 11, 2021) with respect to the effectiveness of internal control over financial reporting of Vivint Smart Home, Inc. included in this Annual Report (Form 10-K/A) of Vivint Smart Home, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Salt Lake City, UT
May 11, 2021